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                                    FORM 8-A

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         Studio City Holding Corporation
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             (Exact name of registrant as specified in its charter)


              New York                            13-322-7032
(State of incorporation or organization)          (I.R.S. Employer Identification No.)


14400 Southwest 46th Court, Ocala, Florida         34473
(Address of principal executive offices)           (Zip Code)


If this form relates to the                        If this form relates to the
registration of a class of securities              registration of a class of securities
pursuant to Section 12(b) of the                   pursuant to Section 12(g) of the
Exchange Act and is effective                      Exchange Act and is effective
pursuant to General Instruction                    pursuant to General Instruction
A.(c), please check the following                  A.(d), please check the following
box. [  ]                                          box. [X]


Securities Act registration statement file number to which this form relates:
333-62551.


Securities to be registered pursuant to Section 12(b) of the Act: None.


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.002 par value

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                                (Title of Class)

                   Class B Preferred Stock, $.0001 par value
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                                (Title of Class)

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        ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            The aggregate number of shares that the registrant has authority to issue is 85,000,000, consisting of (a) 40,000,000 shares of Common Stock, $.002 par value, (b) 10,000,000 shares of Class A Preferred Stock, (c) 25,000,000 shares of Class B Preferred Stock and (d) 10,000,000 shares of Preferred Stock, $.0001 par value, to be issued in series. The Board of Directors has the authority to issue Preferred Stock in series, fix the number of shares to be included in such series, the dividends payable on the shares of such series, the redemption price of the shares of such series, if any, and the terms and conditions of such redemption, the terms and conditions under which the shares of such serieis are convertible, if they are convertible, and other rights, preferences and limitations pertaining to such series.

            The relative rights, preferences and limitations of the shares of each class are as follows:

            Voting. Every holder of Common Stock is entitled to one vote for each share of Common Stock on all matters voted upon by the shareholders of the registrant. Every holder of Class A Preferred Stock is entitled to ten votes for each share of Class A Preferred Stock on all matters voted upon by the shareholders of the registrant and shall vote as a class with the holders of Common Stock of the registrant on all matters. The holders of Class B Preferred Stock have no voting rights except as required by law.

            Dividends. The holders of Class B Preferred Stock are entitled to receive, out of funds legally available therefor, cumulative preferential dividends at the rate of 12% per annum pr share of Class B Preferred Stock, based on net income before taxes. Dividends are payable on the Common Stock when and if declared by the Board of Directors after payment of dividends on the Class B Preferred Stock.

            Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or other termination of the registrant, the holders of the Class A Preferred Stock are entitled to be paid $.06 per share of the Class A Preferred Stock and an amount equal to any unpaid accrued dividends before any amount shall be paid to the holders of the Class B Preferred Stock or the Common Stock; and after such payment to the holders of the Class A Preferred Stock, the holders of the Class B Preferred Stock are entitled to be paid $.06 per share of the Class B Preferred Stock and an amount equal to any unpaid accrued dividends before any amount shall be paid to the holders of the Common Stock. After payment shall have been made to the holders of Class A Preferred Stock and Class B Preferred Stock of the full amounts to which they shall be entitled, the holders of the Class A Preferred Stock, Class B Preferred Stock and Common Stock are entitled to share ratably in all remaining assets of the registrant available for distribution, according to the number of shares of capital stock held, with the holders of Class B Preferred Stock and the holders of Common Stock to share ratably according to the number of shares of Class B Preferred Stock and/or Common Stock held by them, and the holders of Class A Preferred Stock to share ratably according to the number of shares of Common Stock into which such shares of Class A Preferred Stock may be converted.


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            Conversion. Shares of Class B Preferred Stock may be converted into shares of Common Stock on the basis of one share of Class B Preferred Stock for ten shares of Common Stock, at the rate of 20% per year commencing two years after issuance, which ranges from 1993 for the 1,000,000 shares held by Larry D. Faw, Chairman of the registrant, to 1998 for the 2,825,834 shares held by others.


ITEM 2.     EXHIBITS.

The following exhibits are filed as part of the registration statement:

            3.1 Certificate of Amendment and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 in File No. 333-62551.

            3.2 Bylaws, as amended, incorporated by reference to Exhibit 3.2 in File No. 333-62551.

                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              STUDIO CITY HOLDING CORPORATION



May 26, 1999                  By:  /S/ Larry D. Faw
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                                   Larry D. Faw, Chairman